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                                                                     EXHIBIT 4.2


                      FIRST AMENDMENT TO CREDIT AGREEMENT

         THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made and entered into as of this 10th day of January, 2003 by and among WACKENHUT CORRECTIONS CORPORATION, a Florida corporation (the "Borrower"), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (the "Administrative Agent") and BNP PARIBAS, as syndication agent (the "Syndication Agent").

                              Statement of Purpose

         Certain credit facilities have been extended to the Borrower pursuant to the Credit Agreement dated as of December 12, 2002, by and among the Borrower, the lenders party thereto, the Administrative Agent and the Syndication Agent (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").

         The parties now desire to amend certain provisions of the Credit Agreement in certain respects subject to the terms and conditions set forth below.

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Capitalized Terms. All capitalized undefined terms used in this Amendment shall have the meanings assigned thereto in the Credit Agreement.

         2. Amendments to Credit Agreement. The Credit Agreement is hereby modified as follows:

         (a) Amendments to Existing Definition. The definition of "Business Day" which is set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety as follows:

                  "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their domestic or international commercial banking business, as applicable, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Notwithstanding the foregoing, with respect to any amount denominated or to be denominated in the euro, any reference to a "Business Day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in New York, New York and prime banks in London generally provide quotations for deposits denominated in the euro.

         (b) Additional Defined Terms. Section 1.1 (Definitions) of the Credit Agreement is amended by the addition of the following defined terms (in alphabetical order):


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                  "Alternative Currency" means (a) the euro, (b) the Pound
         Sterling, (c) the Australian Dollar, (d) the South African Rand and
         (e) with the prior written consent of the Issuing Lender, any other lawful currency (other than Dollars); provided that in each case of
         (a) through (e) above, such currency is freely transferable and convertible into Dollars in the United States currency market and freely available to an Issuing Lender in the London interbank deposit market.

                  "Alternative Currency Amount" means with respect to each Alternative Currency Letter of Credit, the amount of such Alternative Currency which is equivalent to the principal amount in Dollars of such Alternative Currency Letter of Credit at the most favorable spot exchange rate determined by the applicable Issuing Lender to be available to it at approximately 11:00 a.m. (Charlotte time) two (2) Business Days before such Alternative Currency Letter of Credit is issued or extended (or to be issued or extended). When used with respect to any other sum expressed in Dollars, "Alternative Currency Amount" shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in Dollars at the most favorable spot exchange rate determined by the applicable Issuing Lender to be available to it at the relevant time.

                  "Alternative Currency Letter of Credit" means any Letter of Credit denominated in an Alternative Currency and all such Alternative Currency Letters of Credit collectively as the context requires.

                  "Australian Dollars" means, at any time of determination, the then official currency of Australia.

                  "Dollar Amount" means (a) with respect to each Letter of Credit issued or extended (or to be issued or extended), in Dollars, the principal amount thereof and (b) with respect to each Alternative Currency Letter of Credit, the amount of Dollars which is equivalent to the face amount of such Letter of Credit, at the most favorable spot exchange rate determined by the applicable Issuing Lender at approximately 11:00 a.m. (the time of the Issuing Lender's Correspondent) two (2) Business Days before such Letter of Credit is issued or extended (or to be issued or extended). When used with respect to any other sum expressed in an Alternative Currency, "Dollar Amount" shall mean the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency at the most favorable spot exchange rate determined by the applicable Issuing Lender to be available to it at the relevant time.

                  "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

                  "EMU Legislation" means legislative measures of the Council of European Union for the introduction of, change over to or operation of the euro.


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                  "euro" means the single currency to which the Participating
         Member States of the European Union have converted.

                  "Issuing Lender's Correspondent" means, with respect to Wachovia, in its capacity as Issuing Lender, Wachovia Bank, National Association, London Branch, and with respect to BNP Paribas, BNP Paribas, New York Branch, or any other financial institution designated by the applicable Issuing Lender to act as its correspondent hereunder with respect to the issuance and payment of Alternative Currency Letters of Credit.

                  "Participating Member State" means each state so described in any EMU Legislation.

                  "Permitted Currency" means Dollars or any Alternative Currency, or each such currency, as the context requires.

                  "Pounds Sterling" means, at any time of determination, the then official currency of the United Kingdom of Great Britain and Northern Ireland.

                  "South African Rand" means, at any time of determination, the then official currency of South Africa.

                  "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

         (c) Additional Section 1.4 and Section 1.5. Article I (Definitions) of the Credit Agreement is amended by the addition of the following new Section 1.4 and Section 1.5:

                  SECTION 1.4 Effectiveness of Euro Provisions. With respect to any state (or the currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of Sections 3.8(a), 3.8(b) and 3.11 shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

                  SECTION 1.5   Currency Equivalents.

                  (a) For purposes of Articles II, III and IV, the applicable outstanding amount of Letters of Credit and L/C Obligations shall be deemed to refer to the Dollar Amount thereof.

                  (b) All Loans made under this Agreement, including, without limitation, Loans made to refund drawings made under Alternative Currency Letters of Credit, shall be made only in Dollars.


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         (d)      Amendment to Article III. Article III (Letter of Credit
Facility) of the Credit Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

                                  ARTICLE III

                           LETTER OF CREDIT FACILITY

                  SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lenders, in reliance on the agreements of the L/C Participants set forth in Section 3.4(a), agree to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that the Issuing Lenders shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of outstanding Swingline Loans, plus the aggregate amount of L/C Obligations would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in a Permitted Currency, (ii) be in a minimum amount of $25,000 (or the Alternative Currency Amount thereof with respect to any Alternative Currency Letters of Credit), (iii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iv) expire on a date satisfactory to the applicable Issuing Lender, which date shall be no later than the earlier of (A) one (1) year after the date of its issuance or (B) five (5) Business Days prior to the Revolving Credit Maturity Date and (v) be subject to the Uniform Customs and/or ISP98, as set forth in the Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The applicable Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the applicable Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

                  SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the applicable Issuing Lender issue a Letter of Credit by delivering to the applicable
         Issuing Lender at the applicable Lending Office an Application therefor, completed to the satisfaction of the applicable Issuing Lender, and such other certificates, documents and other papers and information as the applicable Issuing Lender may request (which information shall include the Permitted Currency in which the Letter of Credit shall be denominated). Upon receipt of any Application, the applicable Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its


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         customary procedures and shall, subject to Section 3.1 and Article VI hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the applicable Issuing Lender be required to issue any Letter of Credit earlier than (a) three (3) Business Days, with respect to a Letter of Credit denominated in Dollars, and (b) four (4) Business Days, with respect to an Alternative Currency Letter of Credit, after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the applicable Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender's participation therein.

                  SECTION 3.3   Commissions and Other Charges.

                  (a) The Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit (reflected as the Dollar Amount thereof, as determined by the Administrative Agent) multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Maturity Date and shall be payable in Dollars based upon the Dollar Amount of such Letters of Credit for such quarter, as determined by the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.

                  (b) In addition to the foregoing commission, the Borrower shall pay the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by one quarter of one percent (0.25%). Such issuance fee shall be payable upon issuance of each Letter of Credit and shall be payable in the Permitted Currency in which the applicable Letter of Credit is denominated.

                  (c) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the applicable Issuing Lender, for its own account, for such normal and customary costs and expenses as are incurred or charged by the applicable Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit. Such costs and expenses shall be payable in the Permitted Currency in which the applicable Letter of Credit is denominated.


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                  SECTION 3.4   L/C Participations.

                  (a) The Issuing Lenders irrevocably agree to grant and hereby grant to each L/C Participant, and, to induce the Issuing Lenders to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in the applicable Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the Dollar Amount of each draft paid by the applicable Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the applicable Issuing Lender that, if a draft is paid under any Letter of Credit for which the applicable Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the applicable Issuing Lender upon demand at the applicable Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the Dollar Amount of such draft, or any part thereof, which is not so reimbursed.

                  (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the applicable Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the applicable Issuing Lender under any Letter of Credit, the applicable Issuing Lender shall notify each L/C Participant of the Dollar Amount and due date of such required payment and such L/C Participant shall pay to the applicable Issuing Lender the Dollar Amount specified on the applicable due date. If any such amount is paid to the applicable Issuing Lender after the date such payment is due, such L/C Participant shall pay to the applicable Issuing Lender on demand, in addition to such amount, the product of
         (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the applicable Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the applicable Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to the applicable Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.


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                  (c)      Whenever, at any time after the applicable Issuing
         Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the applicable Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the applicable Issuing Lender will distribute to such L/C Participant its pro rata share of the Dollar Amount thereof; provided, that in the event that any such payment received by the applicable Issuing Lender shall be required to be returned by the applicable Issuing Lender, such L/C Participant shall return to the applicable Issuing Lender the portion thereof previously distributed by the applicable Issuing Lender to it.

                  (d)      All payments made by any L/C Participant under this
         Section 3.4 shall be made in Dollars; provided that the Borrower shall be liable for any currency exchange loss pursuant to the terms of
         Section 3.10.

                  SECTION 3.5   Reimbursement of Letter of Credit Drawings.

                  (a) Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in the same day funds in the applicable Permitted Currency in which such Letter of Credit was denominated, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (other then those payable pursuant to Section 3.5(c) below).

                  (b) Reimbursement By the Lenders. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan funded in Dollars bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative Currency), and the Lenders shall make a Revolving Credit Loan funded in Dollars bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the


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         conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

                  (c) Payment of Alternative Currency Letters of Credit. Each payment by the Borrower on account of any Alternative Currency Letter of Credit (including the Reimbursement Obligation with respect to any Alternative Currency Letter of Credit) shall be made in such Alternative Currency not later than 1:00 p.m. (the time of the Issuing Lender's Correspondent) on the date specified for payment under this Agreement to the Administrative Agent's account with the Issuing Lender's Correspondent for the account of the Issuing Lender in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (the time of the Issuing Lender's Correspondent) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (the time of the Issuing Lender's Correspondent) shall be deemed to have been made on the next succeeding Business Day for all purposes.

                  SECTION 3.6 Obligations Absolute. The Borrower's obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower's Reimbursement Obligation under
         Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the applicable Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the applicable Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability


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         of the applicable Issuing Lender or any L/C Participant to the
         Borrower. The responsibility of the applicable Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                  SECTION 3.7 Excess L/C Obligations. If at any time (as determined by the Administrative Agent pursuant to this Section 3.7) and because of currency fluctuations or for any other reason, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the outstanding amount of all L/C Obligations exceeds the lesser of
         (a) the Aggregate Commitment less the sum of the amount of all outstanding Loans and (b) the L/C Commitment, then, in each such case, the Borrower shall, at its option, either (i) repay Loans in an amount equal to such excess (to the extend such repayment will eliminate such excess) or (ii) make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to such excess (such cash collateral to be applied in accordance with Section 12.2(b)). The Borrower's compliance with this Section 3.7 shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on (x) the date on which the Borrower requests the Lenders to make a Loan or the Issuing Lenders to issue a Letter of Credit under Section 6.3 and (y) the date an interest payment is due under Section 5.1(e). Each such repayment pursuant to this Section 3.7 shall be accompanied by any amount required to be paid pursuant to
         Section 5.9 hereof.

                  SECTION 3.8   Redenomination under EMU.

                  (a)      Redenomination of Letters of Credit. Subject to
         Section 1.4 hereof, any Letter of Credit to be denominated in the currency of the applicable Participating Member State shall be made in the euro.

                  (b)      Redenomination of Obligations. Subject to Section
         1.4 hereof, any obligation of any party under this Agreement or any other Loan Document which has been denominated in the currency of a Participating Member State shall be redenominated into the euro.

                  (c) Further Assurances. The terms and provisions of this Agreement will be subject to such reasonable changes of construction as determined by the Administrative Agent to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred. In connection therewith, the


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         Borrowers agree, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Administrative Agent shall reasonably request.

                  SECTION 3.9 Regulatory Limitation. In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Issuing Lenders to issue Alternative Currency Letters of Credit (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. ss.84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Issuing Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. ss.84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Alternative Currency Letters of Credit such Issuing Lenders shall be obligated to issue hereunder shall immediately be reduced to the maximum amount which such Issuing Lender may legally advance (as determined by such Issuing Lender) and, to the extent necessary under such laws and regulations (as determined by such Issuing Lender, with respect to the applicability of such laws and regulations to itself), the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

                  SECTION 3.10 Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or L/C Participant, the amount of (a) any loss or cost or increased cost incurred by such Issuing Lender or L/C Participant, (b) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant, (c) any interest or any other return, including principal, foregone by such Issuing Lender as a result of the introduction of, change over to or operation of the euro or (d) any currency exchange loss, in each case that such Issuing Lender or L/C Participant sustains as a result of the Borrower's or any L/C Participant's repayment in Dollars of any Alternative Currency Letter of Credit. A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.

                  SECTION 3.11 Rounding and Other Consequential Changes. Subject to Section 1.4 hereof, without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective obligations of the Borrower to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Agreement, each provision of this Agreement, including, without limitation, the right to combine


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         currencies to effect a set-off, shall be subject to such reasonable changes of interpretation as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the euro in Participating Member States.

                  SECTION 3.12 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

         (e) Amendment to Section 9.13. Section 9.13 (Existing Letters of Credit) of the Credit Agreement is hereby amended by replacing "thirty (30) days" with "sixty (60) days" in the first line thereof.

         (f) Amendment to Section 12.2(b). Section 12.2 (Remedies) of the Credit Agreement is hereby amended by adding the following phrase after the words "Letter of Credit" at the end of the first sentence of clause (b) thereof:

         "(which such cash collateral shall be deposited in the applicable Permitted Currency in which each Letter of Credit is denominated)"

         (g) Amendment to Article XII. Article XII (Default and Remedies) of the Credit Agreement is hereby amended by adding a new Section 12.4 as follows:

                  SECTION 12.4 Judgment Currency. The obligation of the Borrower to make payments of any amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular Permitted Currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrower pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrower to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

         (h) Amendment to Section 14.3. Section 14.3 (Set-Off) of the Credit Agreement is hereby amended by adding an "(a)" at the beginning of such Section and adding new paragraphs (b) and (c) as follows:

                  "(b)     Any amount to be set-off pursuant to Section 14.3(a)
         shall be denominated in Dollars and any amount denominated in an Alternative Currency shall be in an amount equal to the Dollar Amount of such amount at the most favorable spot exchange rate determined by the Administrative Agent to be available to it; provided that if at the time of any such determination no such spot exchange rate can reasonably be determined, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, any such determination to be conclusive absent manifest error.

                  (c) Each Lender and any assignee or participant of such Lender in accordance with Section 14.10 are hereby authorized by the Borrower to combine currencies, as deemed necessary by such Person, in order to effect any set-off pursuant to Section 14.3(a)."

         (i) Amendment to Article XIV. Article XIV (Miscellaneous) of the Credit Agreement is hereby amended by adding a new Section 14.22 thereto as follows:

                  SECTION 14.22 Continuity of Contract. The parties hereto agree that the occurrence or non-occurrence of EMU, any event or events associated with EMU and/or the introduction of the euro in all or any part of the European Union (a) will not result in the discharge, cancellation, rescission or termination in whole or in part of this Agreement or any other Loan Document, (b) will not give any party the right to cancel, rescind, terminate or vary this Agreement or any other Loan Document or (c) will not give rise to an Event of Default, in each case other than as specifically provided in this Agreement.

         3. Consent. Pursuant to the terms of Section 2.2 of the Collateral Agreement, the Borrower and its Restricted Domestic Subsidiaries are required to pledge 65% of their ownership interest in certain first-tier Foreign Subsidiaries. Notwithstanding the provisions of Section 2.2 of the Collateral Agreement to the contrary, the Borrower shall not be required to pledge its ownership interest in Wackenhut Corrections Puerto Rico, Inc. unless requested by the Administrative Agent pursuant to Section 4.13 of the Collateral Agreement.

         4. Effectiveness. This Amendment shall become effective on the date that each of the following conditions has been satisfied:

         (a) Amendment Documents. The Administrative Agent shall have received this Amendment executed by the Administrative Agent (on behalf of and with the consent of the Required Lenders), the Borrower and the Guarantors.

         (b) Fees and Expenses. The Administrative Agent shall have been reimbursed for all fees and out of pocket charges and other expenses incurred in connection with this Amendment (including, without limitation, the costs and expenses referred to in Section 8 hereof and the Credit Agreement) and the transactions contemplated hereby.

         (c) Other Documents. The Administrative Agent shall have received any other documents, certificates or instruments reasonably requested thereby in connection with the execution of this Amendment.

         5. Effect of the Amendment. Except as expressly modified hereby, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect. This Amendment shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (b) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

         6.       Representations and Warranties/No Default.

         (a) By its execution hereof, the Borrower hereby certifies that each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof as if fully set forth herein (except to the extent that such representations and warranties relate to a specific date, in which case such representations and warranties shall be true and correct as of such specific date) and no Default or Event of Default has occurred and is continuing as of the date hereof.

         (b) By its execution hereof, the Borrower hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to any of the obligations of the Borrower or any Guarantor under the Credit Agreement or any other Loan Document.

         (c) By its execution hereof, the Borrower hereby represents and warrants that the Borrower and each Guarantor has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Amendment and each other document executed in connection herewith to which it is a party in accordance with their respective terms. This Amendment and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of the Borrower and each Guarantor, and each such document constitutes the legal, valid and binding obligation of the Borrower and each Guarantor, enforceable in accordance with its terms.

         7. Acknowledgement by Guarantors. By their execution hereof, each of the Guarantors hereby expressly (a) consents to the modifications and amendments set forth in this Amendment, (b) reaffirms all of its respective covenants, representations, warranties and other obligations set forth in the Guaranty Agreement and the other Loan Documents to which it is a party and (c) acknowledges, represents and agrees that its respective covenants, representations, warranties and other obligations set forth in the Guaranty Agreement and the other Loan Documents to which it is a party remain in full force and effect.

         8. Costs and Expenses. The Borrower shall pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent.

         9. Governing Law. This Amendment, unless otherwise expressly set forth herein, shall be governed by, construed and enforced in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without regard to the conflicts of law provisions of such state.

         10. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

         11. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

                           [Signatures Pages Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.


                                     BORROWER:


                                     WACKENHUT CORRECTIONS CORPORATION,
                                     as Borrower



                                     By: /s/ David T. Watson
                                        ---------------------------------------
                                     Name: David T. Watson
                                     Title: Vice President/Finance


                                     GUARANTORS:


                                     WCC RE HOLDINGS LLC, as Guarantor



                                     By: /s/ David T. Watson
                                        ---------------------------------------
                                     Name: David T. Watson
                                     Title: Assistant Treasurer


                                     ATLANTIC SHORES HEALTHCARE, INC.,
                                     as Guarantor



                                     By: /s/ David T. Watson
                                        ---------------------------------------
                                     Name: David T. Watson
                                     Title: Assistant Treasurer


                           [Signature Pages Continue]

                            AGENTS:


                            WACHOVIA BANK, NATIONAL ASSOCIATION,
                            as Administrative Agent, Issuing Lender and Lender



                            By: /s/ Gerald P. Hullinger
                               ------------------------------------------------
                               Name: Gerald P. Hullinger
                               Title: Vice President


                            BNP PARIBAS, as Syndication Agent, Issuing Lender and Lender



                            By: /s/ Duane P. Helkowski
                               ------------------------------------------------
                               Name: Duane P. Helkowski
                               Title: Director


                            By: /s/ Shayn P. March
                               ------------------------------------------------
                               Name: Shayn P. March
                               Title: Vice President